Exhibit 2.1



                               EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (hereinafter referred to as the "Agreement") by and between Indigo Land and Development, Inc., a Virginia corporation (hereinafter referred to as "Indigo"), Procare America, Inc., a Nevada corporation (hereinafter referred to as "Procare"), and the shareholders of record of Indigo Land and Development, Inc. (hereinafter referred to as "Shareholders"), was entered into on the 15th day of December, 2005.

                                   WITNESSETH

     WHEREAS, Shareholders are the owner of all of the issued and outstanding shares of the capital stock of Indigo, and

     WHEREAS, pursuant to this Agreement, Procare desires to exchange and acquire from the Shareholders and the Shareholders desire to exchange and convey to Procare, all of the issued and outstanding shares of the capital stock of Indigo (referred to as the "Stock") upon the terms and conditions and for the consideration hereinafter set forth, including stock sale agreements by and between James C Love IV and Leo Moore to retire their 66% stock interest back to Indigo Land and Development, Inc. for One Million Dollars. The agreements are attached hereto as Exhibit C.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties do hereby agree as follows:

                                    ARTICLE I
                                    EXCHANGE

                                    TAX FREE

     1.1 Exchange of Stock of Indigo. At the Closing Date (as defined in Article IX hereof) in accordance with the provisions of this Agreement and applicable law, the Shareholders shall exchange, assign and transfer, and Procare shall acquire all of the Stock of Indigo owned by the Shareholders, as a tax free exchange pursuant to IRS Sec. 368 as well as the list attached hereto.

                                   ARTICLE II
                           CONSIDERATION FOR EXCHANGE

      2.1 Original Issuance. Procare shall issue for the Stock exchanged hereunder a total of 176,457,126 shares of the common stock of Procare (see attached Schedule for share distribution to Indigo Investors).

     2.2 Investment Representations. The Shareholders shall cause to be delivered on the Closing Date an investment letter representing their compliance with the Securities Act of 1933, as amended.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF INDIGO AND SHAREHOLDERS

    Shareholders represent and warrant to Procare as follows:

     3.1 Organization. Indigo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Virginia, has the corporate power and authority to own or lease its properties.

     3.2 Capitalization. The authorized capital stock of Indigo, as of the date hereof, consists of one class of shares of capital stock: Common Stock, of which 5,000 shares are validly issued and outstanding, fully paid and nonassessable. There are no existing options, warrants, calls or commitments on the part of Indigo of any character relating to shares of capital stock of Indigo.


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     3.3 Financial Statements. The Shareholders have furnished to Procare the audited financial statements of Indigo as of September 30, 2005. All of said financial statements (i) are in accordance with Indigo's books and records, (ii) present fairly the financial position of Indigo as of such date, and its results of operations for the period indicated, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and
(iv) are consistent with prior business practice.

     3.4 Authorization. Shareholders have the power to enter into this Agreement, and this Agreement, when duly executed and delivered, will constitute the valid and binding obligation of the Shareholders.

     3.5 Effect of Agreement. The execution and delivery of this Agreement by the Shareholders and the consummation of the transactions herein contemplated, to the best knowledge and belief of Shareholders (i) will not conflict with or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, or the Articles of Incorporation or By-laws of Indigo, or any material agreement or instrument to which Indigo or the Shareholders are a party or by which it or any of them is bound or to which it or any of them is subject, (ii) nor will it give to others any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, leases, agreements, or business of Indigo.

     3.6 Owned Mineral Rights. Indigo has furnished Procare with a true and complete statement of its operations, leases and title work, (with the exception of coal as a mineral but includes coal gas and the leases are mineral rights also.


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     3.7 Absence of Undisclosed Liabilities. Indigo has disclosed the details of its obligations to Jim Love and Leo Moore, and hereby attests it has no additional material liability or obligation which has not been previously disclosed to Procare, either accrued, absolute, contingent or otherwise, including, without limitation, liabilities for federal, state and local taxes, except (i) as reflected on the Balance Sheet, or (ii) liabilities in amounts usual and normal for Indigo.
There are two (2) outstanding notes to be disclosed on the Indigo balance sheet.

     3.8 Minute Book. The records of meetings and other corporate actions of Shareholders and the Board of Directors (including any committees of the Board) of Indigo which are contained in the Minute Books of Indigo contain complete and accurate records of the matters reflected in such Minutes.

     3.9 Litigation Claims. Indigo is not a party to and there are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge and belief of the Shareholders, threatened against or affecting Indigo or its business except commercial litigation between Indigo and its competitors and customers.

     3.10 Taxes and Reports. Indigo (i) has filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject except returns for 2005, (ii) has either paid in full all taxes due and taxes claimed to be due by each such jurisdiction, and any interest and penalties with respect thereto, or (iii) has adequately reflected as liabilities on its books, all taxes that have accrued prior to 2005.

     3.11. Absence of Certain Charges. Since September 30, 2005, Indigo has not
(i) issued, delivered or agreed to issue or deliver to any person any shares of Stock, bonds or other corporate securities (whether authorized but unissued or



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
held in treasury) or granted to any person any options, warrants or other rights calling for the issuance thereof, that is not disclosed on the balance sheet of Indigo, (ii) incurred any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business,
(ii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent) other than current liabilities and the current portion of long-term liabilities incurred since the date of the Balance Sheet in the ordinary course of business, (iv) declared or made any payment or distribution to Shareholders, or purchased or redeemed any shares of stock, (v) made any wage or salary or commission increases to any employee, (v) mortgaged or pledged any assets (tangible or intangible) except reserved coal and stock transfer agreements or subjected any assets to lien or other encumbrance, (vii) sold or transferred any tangible assets or canceled any debts or claims, except in the ordinary course of business or in any event not in an aggregate amount which is material, or (viii) agreed to any of the foregoing. Except as otherwise contemplated by this Agreement, since September 30, 2005, there has been no material adverse change in the business or financial condition of Indigo.


     3.12 Compliance With Laws and Regulations. Indigo has complied with and is not in violation of any federal, state, local or foreign statute, law, rule or regulation with respect to the conduct of its business, which violation might have a material adverse effect on the business, financial condition or earnings of Indigo.
     3.13 Ownership of the Stock. The Shareholders represent and warrant that on the Closing Date there will be the beneficial and record owners, free and clear of any encumbrances, (see obligations on balance sheet) of all of the shares of Indigo's stock sold and delivered by them hereunder.


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
                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PROCARE

     Procare represents and warrants to Shareholders and Indigo, and each of them, as follows:

     4.1 Organization. Procare is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Procare has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted.

     4.2 Capitalization. The authorized capital stock of Procare as of the date hereof consists of 500,000,000 shares of common stock, of which 16,861,127 shares will be validly issued and outstanding, fully paid and non-assessable prior to closing.

         4.3 SEC Filings; Undisclosed Liabilities. Procare has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "SEC") and Procare has delivered or made available to the Indigo and the Shareholders all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Procare SEC Documents"). As of their respective dates, the Procare SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated hereunder applicable to such Procare SEC documents, and none of the Procare SEC Documents (including any and all consolidated financial statements included therein) as of


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
such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Shareholders and Indigo prior to the date of this Agreement), none of the Procare SEC Documents, to the knowledge of Procare's management, contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Procare included in such Procare SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Procare and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Procare's independent accountants). Except as set forth in the Procare SEC Documents, at the date of the most recent audited financial statements of Parent included in the Procare SEC Documents, neither Procare nor any of its subsidiaries had, and since such date neither Procare nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Procare.



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
     4.4 Tax Returns and Tax Payments. Procare has filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Procare or is being asserted against Procare, no audit of any Tax Return of Procare is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect.

     4.5 Authorization. Procare has the power to enter into this Agreement, and this Agreement when duly executed and delivered, will constitute the valid and binding obligation of Procare.

     4.6 Absence of Undisclosed Liabilities. Procare has no material liability or obligation, either accrued, absolute, contingent or otherwise, including without limitation, liabilities for federal, state and local taxes, except (i) the outstanding withholding tax liability previously disclosed.

     4.7 Minute Book. The records of meetings and other corporate actions of Shareholders and the Board of Directors (including any committees of the Board) of Procare which are contained in the Minute books of Procare contain complete and accurate records of the matters reflected in such minutes. (Jerry Hansen and Richard Prescott to update after closing)

     4.8 Litigation; Claims. Procare is not a party and there are no claims, actions, suits, investigations or proceedings pending or threatened against or affecting Procare at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely would have a material adverse effect in the business or financial condition of Indigo or the ability of Indigo to carry on its business as presently conducted. The consummation of the transaction herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

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
     4.8 Finders. Procare is not obligated, absolutely or contingently, to any person for financial advice, a finder's fee, brokerage commission or other similar payment in connection with the transactions contemplated by this Agreement. Jim Love and Leo Moore have received compensation (Love $250,000 and Moore $100,000 to date and Indigo is working out the other payment of $250,000 to Love and $400,000 to Moore on a note and stock over time in 2006) for their stock returned to treasury. Jerry Moore for his stock is receiving a delayed payment note of $3.4 M for his stock transfer and 24 years of service to the corporation. Delayed note payments will be paid out over a 5 year period based upon cash flow issues.

                                    ARTICLE V
                              ACCESS TO INFORMATION

     5.1 Access to Information. The Shareholders and Indigo shall afford each others' representatives reasonable access to Indigo and such of the financial, contractual and corporate records as shall be reasonably necessary.

     5.2 Effect of Investigation. Any such investigation shall not affect any of the representations and warranties hereunder and shall not be conducted in such manner as to interfere unreasonably with the operation of business.

                                   ARTICLE VI
             CONDUCT OF SHAREHOLDERS AND INDIGO PRIOR TO THE CLOSING


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     The Shareholders agree to exchange all outstanding shares of Stock of
Indigo in accordance with this Agreement and the Shareholders further covenant and agree as follows:

     6.1 Notice of Defaults. The Shareholders will give prompt notice of any default to Procare subsequent to the date of this Agreement and prior to the Closing Date under any instrument or agreement to which Indigo is a party or by which it is bound, of assertion of any claims which, if upheld, would render inaccurate any representation herein.

     6.2 Action Needing Consent. Except as otherwise contemplated or permitted by this Agreement, between the date hereof and the Closing Date or termination of this Agreement, whichever shall first occur, Procare will not, without the prior written consent of Indigo (i) make any changes in its authorized capital stock, (ii) issue stock options or warrants or similar rights, (iii) declare or pay any stock dividend or make any reclassification in respect of their outstanding shares of capital stock, (iv) issue or sell shares of their capital stock (or securities convertible into or exchange for, with or without additional consideration, such capital stock), (v) purchase or otherwise acquire for a consideration any outstanding shares of their capital stock, (vi) declare, pay or set apart in respect of their capital stock any cash dividend or their distribution or payment, (vii) enter into any merger or consolidation except for the issuance of shares, except as disclosed previously in its balance sheet.

     6.3 Implementation of Representations and Warranties. Shareholders and Indigo will take all action to render accurate as of the Closing Date their representations and warranties contained in this Agreement, and Indigo and the Shareholders will refrain from taking any action which would render inaccurate as of the Closing Date any such representations and warranties.

     Indigo will take all action to render accurate as of the Closing Date its representations and warranties contained in this Agreement, and Indigo and the Shareholders will refrain from taking any action which would render inaccurate as of the Closing Date any such representations and warranties.

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
                                   ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF PROCARE

     The obligations of Procare under this Agreement are, at the option of Procare subject to the satisfaction, at and prior to the Closing Date, of the following conditions:

     7.1 Fulfillment of Covenants. All the terms, covenants, and conditions of this Agreement are to be complied with and performed by Shareholders and Indigo at or before the Closing Date shall have been duly complied with and performed.

     7.2 Accuracy of Representations and Warranties; Other Documents. All of the representations and warranties made by all parties to this Agreement shall be true as of the Closing Date.

     7.3 No Adverse Changes. Since September 30, 2005, the business, properties or operations of Procare or its subsidiaries shall not have been adversely affected in any material way as a result of any fire, accident, or other casualty or any labor disturbance or act of God. There shall not have occurred any material adverse change since September 30, 2005 in the business, properties, results of operations or financial condition of Procare, except for those transactions contemplated or permitted by this Agreement.

     7.4 No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Procare or any of the officers or directors thereof, because of the consummation of the transactions contemplated by this Agreement.


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
                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

     The obligations of Shareholders under this Agreement are at the option of Shareholders, subject to the satisfaction at and prior to the Closing Date of the following conditions:

     8.1 Approval of Agreement. The transaction contemplated by this Agreement shall have been approved by (i) all corporate action required by law to be taken by Indigo (ii) all other statutory requirements for the valid consummation of the transaction contemplated by this Agreement shall have been fulfilled.

     8.2 No Litigation. There shall be no litigation pending which has been brought with the purpose of enjoining the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Shareholders, because of the transactions contemplated by this Agreement. 8.3 Appointment of New Officers and Directors and Resignations. Procare shall deliver to the Shareholders, the written resignations of all of the officers of Procare and evidence of election of the following new directors and officers:

Name                                Positions
----                                ---------
Mark Davis                          President
David Albanese                      Secretary Treasurer
James Holland                       Vice President


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     8.4 Reorganization 8-K. Procare shall have filed a Form 8-K with the SEC within four days of the execution of this Agreement containing the information required by Item 5.06 of Form 8-K regarding this Agreement as well as a 14C Information Statement regarding the new directors and the change of the Procare's name to Indigo - Energy, Inc.

     8.5 Delivery of Stock Certificates. Within 6 business days, Procare shall deliver stock certificates registered in the name of the Shareholders in Indigo-Energy Inc.

                                   ARTICLE IX
                                     CLOSING

     9.1 Closing Date. The consummation of the exchange of the Stock by Shareholders to Indigo (the "Closing") shall take place on such time or place as shall be mutually agreed upon by the parties to this Agreement but no later than December 31, 2005.

     9.2 Actions To Be Taken By Parties On The Closing Date. On the Closing Date, each party shall deliver to the other all documents or agreements provided for herein to be delivered on the Closing Date.

                                    ARTICLE X
                         INDEMNIFICATION AND ARBITRATION

     10.1 Indemnification. Each of the parties agree to indemnify and hold harmless the other against any and all damages, claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees)(hereinafter collectively referred to as "Claims") resulting from or relating to any breach of, or failure by, each of the parties to perform any of their representations, warranties, covenants, conditions or agreements in this Agreement or in any schedule, certificate, exhibit, or other document furnished or to be furnished under this Agreement. Arbitration if needed, will occur in Fairfax, County, VA





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                                   ARTICLE XI
                               PAYMENT OF EXPENSES

     Procare shall pay the expenses of preparing, assembling, printing and mailing the proxy forms.

                                   ARTICLE XII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All statements contained in the Schedules, any Exhibit or other instrument delivered by or on behalf of the Shareholders or in connection with the transactions contemplated by this Agreement, shall be deemed to be representations and warranties hereunder. Not withstanding any investigations made by or on behalf of the parties to this Agreement, all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive for as long as any applicable law concerning this agreement.
                                  ARTICLE XIII
                                     GENERAL

     13.1 Notice. Any notice, request. instruction or other document to be given and received hereunder by any party to the other shall be in writing and in the case of required notices, shall be considered given when either delivered personally or ten days after being placed in the mails, certified, postage prepaid, and addressed as follows:

     To Shareholders:
     ----------------

     To Indigo:
     ----------

Indigo Land and Development Inc.
4100 MeadowHill Lane
Fairfax, VA 22033
703-802-8616

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Jerry A. Moore Ph.D.
4100 Meadowhill Lane
Fairfax, VA 22033

Leo F. Moore
704 Willow St.
Mannington, WV 26582

James C Love
Attorney at Law
10615 Judicial Drive
Suite 203
Fairfax, VA 22033

     To Procare:
     -----------

Joseph Ellis
2130 Hawksridge Dr. #1602
Naples, FL 34105


Richard Prescott
2801 W. 28th St
Minneapolis, MN 55416

or to such other addresses as may be designated in writing by the parties hereto by a notice given as aforesaid.

     13.2 Heading. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     13.3 Counterparts. This Agreement may be executed in counter parts, and when so executed each counterpart shall be deemed to be an original and said counterparts together shall constitute one and the same instrument.

     13.4 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Neither Indigo nor the Shareholders may assign or transfer any rights under this Agreement.


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     13.6 Other Agreements. All written agreements heretofore made between the parties hereto in contemplation of this Agreement are superseded by this Agreement and are hereby terminated in their entirety.

     13.7 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations to be satisfied.

     13.8 Amendment or Modification. The parties hereto may amend or modify this Agreement by a written instrument executed by such parties, with the consent of each party.

     13.9 Applicable Law. This Agreement shall be governed by the laws of the State of Nevada. Witness the due execution of this Agreement by the parties hereto as of the date first above written.

INDIGO LAND AND DEVELOPMENT, INC.

By /s/ Jerry A. Moore
   -------------------------
   Jerry A Moore, Director

   /s/ Lois C. Moore
   -------------------------
   Lois C. Moore, Director


PROCARE AMERICA, INC.

By /s/ Joseph Ellis
   -------------------------
   Joseph Ellis, Director

  /s/ Daniel Koehler
  --------------------------
  Daniel Koehler, Director





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                                   SCHEDULE B

Procare shareholders pledged shares


                             Pledged Shares            Restricted 2 for 1 Shares
                             --------------            -------------------------

Lana Chadwick                       228,125                              456,250

Courtney J Hansen                   504,965                            1,009,930

Gerald J Hansen                     87,770                               175,540

Frans G Hansen                      400,000                              200,000

Mark Schulsted                      200,000                              100,000

Nanci Willis                        611,060                              305,530

James Wahl                          172,000                               86,000

James Street Investments            500,000                                    0


Total Shares                        3,524,780                          2,012,390





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